Exhibit 99.3

PEAK BIO’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Peak Bio’s financial condition and results of operations together with Peak Bio’s unaudited carve-out condensed consolidated financial statements and audited carve-out consolidated financial statements and notes thereto included elsewhere in this Form 8-K/A. Certain of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to plans and strategy for Peak Bio’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors” in the proxy statement/prospectus filed on October 7, 2022, Peak Bio’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Peak Bio’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Peak Bio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Peak Bio,” “we,” “us,” “our” and other similar terms refer to Peak Bio (excluding the Non-Peak Bio Assets transferred in the Spin-Off) prior to the Business Combination and to New Peak and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Peak Bio is a clinical-stage biopharmaceutical company focused on developing therapeutics addressing significant unmet need in the areas of oncology and inflammation. Our management team has a combined 50 years of industry experience in the areas of small molecules, antibodies, and antibody-drug-conjugates (ADC).

Our lead product candidate, PHP-303 is a small molecule, 5th generation Phase 2 clinical-ready neutrophil elastase (NE) inhibitor (NEI). We are planning a Phase 2 clinical study in Alpha-1 anti-trypsin deficiency (AATD) patients. We have completed two Phase 1 trials of PHP-303 in healthy volunteers testing higher doses of PHP-303 by single-ascending dose (SAD) and multiple-ascending dose (MAD). PHP-303 demonstrated dose- dependent pharmacokinetics and the recommended Phase 2 dose was achieved in these trials. A maximum tolerated dose for PHP-303 was not achieved in these Phase 1 trials.

In addition, we have leveraged two decades of industry learning in the antibody-drug-conjugate (ADC) field to develop a platform of proprietary technologies that enable us to design ADCs to have improved efficacy, safety, and tolerability relative to existing antibody or ADC therapies. Our most advanced platform, PH-1 or Thailanstatin is being used to generate a pipeline of proprietary ADC product candidates to address patient populations with improved efficacy relative to traditional ADC-based therapies. Our second product candidate is an ADC targeting Trop2, an antigen broadly expressed in solid tumors. We expect our Trop2 ADC to enter clinical development by late 2024. Our Trop2 ADC and other undisclosed discovery-stage product candidates are based on our proprietary PH-1 platform of toxin payloads targeting RNA splicing.

Despite commercial success of the ADCs currently on the market, there continues to be a need for ADCs that not only deliver antibody-directed payloads selectively to their tumors, but to also release them safely via improved linker technology and avoid off- target toxicities. Secondly, we believe that adding an immunomodulatory effect to our toxin(s) that engages our immune systems to assist in the cancer killing would contribute to improved tumor killing.

We do not have any products available for commercial sale, and we have not generated any product revenue from our portfolio of product candidates or other sources. Our ability to generate revenue sufficient to achieve profitability, if ever, will depend on the successful development and eventual commercialization of our potential therapies, which we expect, if it ever occurs, will take a number of years. The research and development efforts require significant amounts of additional capital and adequate personnel infrastructure. There can be no assurance that our research and development activities will be successfully completed, or that our potential therapies will be commercially viable.

We have incurred significant losses since the commencement of our operations. Our net loss was $6.3 for the nine months ended September 30, 2022 and $8.3 million and $13.3 million for the years ended December 31, 2021 and 2020, respectively. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we continue our efforts to identify product candidates and seek regulatory approvals within our portfolio of product candidates. These losses have resulted primarily from costs incurred in connection with research and development activities and to a lesser extent from general and administrative costs associated with our operations. Our net losses may fluctuate significantly from period to period, depending on the timing of and expenditures on our research and development activities.

Recent Developments

Employment Agreements

In January 2022, we entered into an employment agreement with our founder and director. The effective date of the employment agreement was February 1, 2022 and is subject to the completion of the business combination with Ignyte. As part of the agreement, we agreed to repay our founder and director $1.5 million in forwent salary over a period of four years. In addition, as part of the agreement, we agreed to repay $0.5 million of the $1.5 million outstanding upon closing of the Ignyte transaction. The remaining $1.0 million plus accrued interest will be repaid pursuant to the discretion of our Board of Directors. Further, the employment agreement provides for the payment of success fees in connection with future business or corporate development transactions (licensing, product development and acquisitions).

In March 2022, we entered into an employment agreement with our chief operating officer which is subject to the completion of the business combination with Ignyte. The agreement provides for confirmation of Peak Bio’s previously agreed upon success fee payment to Dr. LaMond upon consummation of the business combination with Ignyte in the amount of $250,000 and the payment of success fees in connection with future business or corporate development transactions (licensing, product development and acquisitions).

Spin-Off

Effective March 1, 2022, we spun off certain assets to a newly formed company in Korea (“SpinCo”) that we refer to in the Business Combination Agreement as “Non-Peak Bio Assets.” Those Non-Peak Bio Assets include PH-2 (Spliceostatin) toxin licensed from a third-party, the PH-3 (Callyspongiolide) toxin licensed from a third party, PH-4 (PBD Hybrid), and PHP-201 (Sovesudil).

As a result, we will require additional financing to fund our ongoing activities. We may raise this additional funding through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions and funding under government contracts. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate certain of our research and development programs. There can be no assurances that other sources of financing would be available. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our research and development efforts.

VennDC, LLC (“Venn”)

In December 2019, a collaboration and license agreement (the “License Agreement”) was entered into with Venn to pursue research and development of certain payload and linker technologies that are useful for the development of antibody-drug conjugates. This collaboration was expected to allow Venn to further develop and commercialize such antibody-drug conjugates developed under the collaboration. Under the collaboration agreement with Venn, we received a $400,000 upfront payment and was expected to be eligible to receive reimbursement of costs and expenses incurred, certain development and regulatory milestone payments, royalties and commercial milestone payments with respect to licensed products for each product. Milestone payments were expected to be payable following the achievement of certain development, regulatory and commercial milestone events in each product, up to an aggregate of $107.1 million per product. Royalty payments were expected to be based on net sales of licensed products on a licensed product-by-licensed product basis. The initial term of the research collaboration was expected to be three years. During the nine months ended September 30, 2022 and the years ended December 31, 2021 and 2020, we did not recognize any revenue related to the upfront payment as it was not probable that a significant reversal in the amount of cumulative revenue recognized would not occur. In addition, no reimbursement of costs and expenses incurred, and no other payments (for development and regulatory milestones, royalties, and commercial milestones with respect to licensed products for each product) were received by us during the nine months ended September 30, 2022 and years ended December 31, 2021 and 2020, as none of the performance obligations were satisfied by us. At December 31, 2021 and 2020, we recorded a liability to accrued expense of $400,000 related to this payment.

In April 2022, we entered into an agreement with our founder and director, in consideration of the repayment to be made by our founder and director to settle a contractual obligation for the upfront payment we received associated with the License Agreement with Venn. Per the agreement, we agreed to repay our founder and director $400,000, with interest to accrue on the unpaid principal balance at the rate of 1% per annum. The timing of the repayment will be determined and pursuant to the discretion of our Board of Directors.

In May 2022, our founder and director repaid to Venn the $400,000 upfront payment and the License Agreement was terminated. At September 30, 2022. we recorded a liability to related party loans of $400,000 related to this payment.

Financing

In May 2022, we entered into an agreement with a certain investor in which the investor purchased an aggregate of 63,856 shares of Peak Bio Common Stock for aggregate gross proceeds of approximately $1.2 million.

From July through September 2022, we received proceeds from loans in the amount of $1.25 million from several lenders. The loans mature on the second anniversary and bear interest at a rate of 5.0% per annum. The loans were evidenced by promissory notes, which contain customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loans may not be prepaid by us at any time prior to maturity without the consent of the lender. We will provide for the conversion of the principal and interest of the loans into shares of common stock at fair market value and 25% warrant coverage on common stock prior to the consummation of the Business Combination. Warrant coverage is conditioned on closing of the Business Combination and will be exercisable after the closing of the Business Combination with an exercise price of $0.01.

In September 2022, we received proceeds from a loan in the amount of $0.5 million from one of our director nominees. The loan matures on the second anniversary and bear interest at a rate of 5.0% per annum. The loan was evidenced by a promissory note, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The loan may be prepaid by us at any time prior to maturity without the consent of the lender.

Ignyte Acquisition Corp (Ignyte)

On November 1, 2022 (the “Closing Date”), we completed the transactions contemplated by that certain business combination agreement, dated as of April 28, 2022 (the “Business Combination Agreement”), by and among Ignyte, Ignyte Korea Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Korean Sub”), and Peak Bio Co., Ltd. At the closing of the transactions, (i) the stockholders of Peak Bio transferred their respective shares of Peak Bio Common Stock to Korean Sub in exchange for shares of Ignyte Common Stock held by Korean Sub, and (ii) in the course of such share swap, Korean Sub distributed the shares of Peak Bio Common Stock to Ignyte in consideration of Ignyte Common Stock (which was in-turn delivered to the stockholders of Peak Bio as described in (i) above ((i) and (ii), collectively, the “Share Swap”). Upon consummation of the Share Swap, Peak Bio became a direct wholly-owned subsidiary of Ignyte. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

On the Closing Date, a purchaser (the “Original Subscriber”) purchased from us an aggregate of 50,000 shares of Ignyte Common Stock (the “Original PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $500,000, pursuant to a subscription agreement entered into effective as of April 28, 2020 (the “Original Subscription Agreement”).

On the Closing Date, a number of additional purchasers (each, a “New Subscriber”) purchased from us an aggregate of (i) 302,500 shares of Ignyte Common Stock (the “New PIPE Shares”) and (ii) 281,325 warrants (the “PIPE Financing Warrants”) to purchase shares of Ignyte Common Stock, at an exercise price of $0.01 per share, for a purchase price of $10.00 per share and an aggregate purchase price of $3,025,000, pursuant to separate subscription agreements entered into effective as of October 31, 2022 (each a “New Subscription Agreement”). The PIPE Financing Warrants are on terms substantially the same as the outstanding warrants that were included in the units issued in Ignyte’s initial public offering, except that the new warrants are not redeemable, and the warrants shall be exercisable for one year.

On the Closing Date, a number of Peak Bio’s lenders (each, a “Bridge Loan PIPE Subscriber” and together with the Original Subscriber and the New Subscribers, the “Subscribers”) purchased from us an aggregate of (i) 176,579 shares of Ignyte Common Stock (the “Bridge Loan PIPE Shares” and together with the Original PIPE Shares and the New PIPE Shares, the “PIPE Shares”) and (ii) 164,218 warrants (the “Bridge Loan PIPE Financing Warrants” and together with the PIPE Financing Warrants, the “PIPE Warrants”) to purchase shares of Ignyte Common Stock, at an exercise price of $0.01 per share, in consideration for their agreement to cancel an aggregate principal amount of $1,750,000 and the interest accrued thereon in promissory notes evidencing the loans such lenders had extended to Peak Bio between July and September 2022, pursuant to separate subscription agreements entered into effective as of October 31, 2022 (each a “Bridge Loan PIPE Subscription Agreement” and together with the Original Subscription Agreement and the New Subscription Agreements, the “Subscription Agreements”). The Bridge Loan PIPE Financing Warrants are on terms substantially the same as the outstanding warrants that were included in the units issued in Ignyte’s initial public offering, except that the new warrants are not redeemable, and the warrants shall be exercisable for one year.

Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares and the PIPE Financing Warrants. The sale of the PIPE Shares and PIPE Financing Warrants was consummated concurrently with the Closing.

Upon the Closing, Ignyte as the registrant changed its name to “Peak Bio, Inc.”

Convertible Note

On November 1, 2022, we issued a $1,512,500 convertible note. The convertible note accrues interest at a rate of 8% per annum and is payable on October 31, 2023, provided however that we agree to make mandatory prepayments on this note (which shall first be applied to accrued interest and then to principal) from time to time in amounts equal to 15% of the gross proceeds received by us from any equity lines, forward purchase agreements or other equity financings consummated by us prior to the maturity date.

On the maturity date, the note holder may, in its sole and absolute discretion, convert all or part of the principal and/or accrued interest of this convertible note into shares of our common stock of at a per share conversion price equal to 90% of the volume weighted average price of a share of our common stock for the five trading days immediately prior to the maturity date.

White Lion Common Stock Purchase and Registration Rights Agreements

On November 3, 2022, we entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, we have the right, but not the obligation to require White Lion to purchase, from time to time, up to $100,000,000 in aggregate gross purchase price of newly issued shares of our common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Capitalized terms used but not otherwise defined in this section shall have the meanings given to such terms by the Common Stock Purchase Agreement and the White Lion RRA.

We are obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement with the SEC to register the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), for the resale by White Lion of shares of Common Stock that we may issue to White Lion under the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, our right to sell shares to White Lion will commence on the effective date of the registration statement and extend until November 1, 2025. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, we may notify White Lion when we exercise our right to sell shares (the effective date of such notice, a “Notice Date”).

The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) the Purchase Notice Fixed Limit (described below) and (b) the dollar amount equal to the product of (1) the Average Daily Trading Volume, and the applicable Percentage Limit. The Purchase Notice Fixed Limit is $500,000 upon payment of the Initial Commitment Shares and can be increased in two tranches: (A) to $1,000,000 following an aggregate purchase of $5,000,000 shares and issuance by us to White Lion of an additional $250,000 in Commitment Shares, and (B) to $2,000,000 following an aggregate purchase of $10,000,000 shares and issuance by the for payment of an additional $250,000 in Commitment Shares.

The applicable Percentage Limit is 40% or 150% depending on the price we agrees to sell shares to White Lion. At an applicable Percentage Limit of 40%, the purchase price to be paid by White Lion for any such shares will equal 97% of lowest daily volume-weighted average price of Common Stock during a period of two consecutive trading days following the applicable Notice Date until an aggregate of $50,000,000 in shares have been purchased under Common Stock Purchase Agreement, at which point the purchase price to be paid by White Lion will equal 98% of the lowest daily volume-weighted average price of Common Stock during a period of two consecutive trading days following the applicable Notice Date. At an applicable Percentage Limit of 150%, the purchase price to be paid by White Lion for any such shares will equal 94.5% of the lowest daily volume-weighted average price of Common Stock during a period of three consecutive trading days following the applicable Notice Date.

We will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three (3) trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Common Stock Purchase Agreement upon three (3) days’ prior written notice to us if (i) there is a Fundamental Transaction, (ii) we are in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the registration statement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (iv) the suspension of trading of the Common Stock for a period of five (5) consecutive trading days, (v) the material breach of the Common Stock Purchase Agreement by us, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect has occurred and is continuing. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

In consideration for the commitments of White Lion, as described above, we have agreed that it will issue to White Lion shares of Common Stock having a value of $250,000 based upon the Closing Sale Price of Common Stock two Trading Days prior to the filing of the Initial Registration Statement as Initial Commitment Shares. We may increase the number of shares it may sell to White Lion by issuing additional Commitment Shares in two additional tranches of $250,000 each.

Concurrently with the execution of the Common Stock Purchase Agreement, we entered into the White Lion RRA with White Lion in which we have agreed to register the shares of Common Stock purchased by White Lion with the SEC for resale within 30 days of the consummation of a business combination. The White Lion RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified.

The Common Stock Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Components of Results of Operations

Operating Expenses

Prior to April 1, 2022, the carve-out condensed consolidated financial statements have been extracted from the accounting records of pH Pharma, Ltd. The historical results of operations, financial position, and cash flows may not be indicative of what we would have been had we been a separate stand-alone entity, nor are they indicative of what the results of operations, financial position and cash flows may be in the future.

The majority of our operating expenses related to research and development (“R&D”). R&D expenses directly related to us were entirely attributed to us in the accompanying carve-out consolidated financial statements. R&D salaries, wages and benefits were allocated to us using methodologies based on the proportionate share of R&D expenses for the PHP-303 and PH-1 ADC Platform programs compared to the R&D expenses for pH Pharma Ltd as a whole. We also received services and support from other functions of pH Pharma Ltd. Our operations are dependent upon the ability of these other functions to provide these services and support. The costs associated with these services and support were allocated to us using methodologies based on the proportionate share of R&D expenses for the PHP-303 and PH-1 ADC Platform programs compared to the R&D expenses for pH

Pharma Ltd as a whole. These allocated costs were primarily related to corporate administrative expenses, non-R&D employee related costs, including salaries and other benefits, for corporate and shared employees, and other expenses for shared assets for the following functional groups: information technology, legal, accounting and finance, human resources, facilities, and other corporate and infrastructural services. These allocated costs were primarily recorded as R&D expenses and general and administrative (“G&A”) expenses in the statements of operations and comprehensive loss.

The Spin-Off resulted in Peak Bio retaining the PHP-303 and PH-1 ADC Platform programs. Historically and throughout the periods presented, the PHP-303 and PH-1 ADC Platform programs have been owned by pH Pharma Co., Ltd and its subsidiaries (prior to the change of its name to Peak Bio Co., Ltd.). The PHP-303 and PH-1 ADC Platform programs have historically operated as a part of pH Pharma Co., Ltd and not as a separate stand-alone entity or group. The Spin-Off resulted in Peak Bio retaining approximately 90% of the equity outstanding in pH Pharma co., Ltd., consisting of 8,283,613 shares of common stock and 693,000 stock options.

As of April 1, 2022, we concluded that all the assets and liabilities of the newly created Peak Bio legal entity were contributed by the parent company pH Pharma Ltd. No other assets or liabilities were considered to be attributable to Peak Bio or that would be transferred to Peak Bio upon the completion of the Business Combination, eliminating the necessity to allocate a portion of pH Pharma Ltd.’s assets and liabilities to Peak Bio on a carve-out basis. Therefore, there was no longer a need to allocate assets and liabilities, as well as expenses, from the parent for the carve-out condensed consolidated financial statements.

Our carve-out condensed consolidated financial statements for the nine months ended September 30, 2022 include the accounts of Peak Bio Co., Ltd. and its subsidiary, Peak Bio CA., Inc. All intercompany balances and transactions have been eliminated in consolidation.

Revenue

Our revenue has historically been generated through grants from government organizations. We currently have no commercially approved products. Grant revenue is recognized during the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. We concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Qualifying expenses are recognized when incurred as research and development expenses. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

Research and Development Expense

We expense research and development costs as incurred. Research and development expense consist primarily of costs related to personnel, including salaries and other personnel related expenses, contract manufacturing and supply, consulting fees, and the cost of facilities and support services used in drug development. Assets acquired that are used for research and development and have no future alternative use are expensed as in-process research and development.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, depreciation expense and other expenses for outside professional services, including legal fees relating to patent and corporate matters, human resources, audit and accounting services and facility-related fees not otherwise included in research and development expenses. Personnel costs consist of salaries, benefits and equity-based compensation expense, for our personnel in executive, finance and accounting, business operations and other administrative functions. We expect our general and administrative expenses to increase over the next several years to support our continued research and development activities, manufacturing activities, increased costs of expanding our operations and operating as a public company. These increases will likely include increases related to the hiring of additional personnel, fees to outside consultants, lawyers and accountants, and increased costs associated with being a public company such as expenses related to services associated with maintaining compliance with Nasdaq listing rules and SEC requirements, director and officer insurance premiums and investor relations costs.

Results of Operations for the Nine Months Ended September 30, 2022 and 2021

The following table provides selected financial information for the Company:

	Nine Months Ended September 30,		Change
	2022	2021	Amount
Revenues	$346,413	$497,578	$(151,165)
Operating expenses
Research and development	3,443,147	5,759,896	(2,316,749)
General and administrative	3,543,018	1,663,734	1,879,284

Total operating expenses	6,986,165	7,423,630	(437,465)

Loss from operations	(6,639,752)	(6,926,052)	286,300
Other income, net	252,547	364,076	(111,529)

Loss before income tax benefit (expense)	$(6,387,205)	$(6,561,976)	$174,771

Revenue

Our revenue has historically been generated through grants from government organizations. The total revenue for government grants was $346,413 and $497,578 for the nine months ended September 30, 2022 and 2021, respectively.

Research and Development Expense

The following table summarizes our research and development expenses:

	Nine Months Ended September 30,
	2022	2021
Third-party direct project expenses
PHP-303	$371,218	$755,564
PH-1 ADC Platform	351,107	262,891
General program expenses and other pre-clinical programs	344,821	1,511,395

Total third-party direct project expenses	1,067,146	2,529,850
Other research and development costs
Personnel costs	1,174,757	2,189,424
Facilities and other costs	1,201,244	1,040,622

Total other research and development costs	2,376,001	3,230,046

Total research and development costs	$3,443,147	$5,759,896

Research and development expense decreased by $2.3 million during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The decrease was primarily due to decreases in direct project expenses related to the PHP-303 program of $0.4 million and general program expenses and other pre-clinical programs of $1.2 million. In addition, there was a decrease in personnel costs of $1.0 million driven by a reduction of staff allocated to the Company during 2022. This decrease was partially offset by an increase to facilities and other costs of $0.2 million.

General and Administrative Expense

General and administrative expense increased by $1.9 million during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily driven by an increase in professional fees of $1.4 million and consultants and other costs of $0.7 million primarily related to the Ignyte transaction, partially offset by a decrease in personnel costs of $0.2 million driven by a reduction of staff allocated to the Company during 2022.

Other Income, Net

Other income, net decreased by $111,529 during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 primarily due to the receipt of an employee retention credit of $323,000 and fair value adjustments on the convertible promissory notes of $87,000 during the nine months ended September 30, 2022 and a $368,000 gain on extinguishment of debt related to our Paycheck Protection Program (“PPP”) during the nine months ended September 30, 2021.

Results of Operations for the Years Ended December 31, 2021 and 2020

The carve-out consolidated financial statements have been extracted from the accounting records of pH Pharma, Ltd. The historical results of operations, financial position, and cash flows may not be indicative of what we would have been had we been a separate stand-alone entity, nor are they indicative of what the results of operations, financial position and cash flows may be in the future.

The majority of our operating expenses related to research and development. Research and development expenses directly related to us were entirely attributed to us in the accompanying carve-out consolidated financial statements. research and development salaries, wages and benefits were allocated to us using methodologies based on the proportionate share of research and development expenses for the PHP-303 and PH-1 ADC Platform programs compared to the research and development expenses for pH Pharma Ltd as a whole. We also received services and support from other functions of pH Pharma Ltd. Our operations are dependent upon the ability of these other functions to provide these services and support. The costs associated with these services and support were allocated to us using methodologies based on the proportionate share of research and development expenses for the PHP-303 and PH-1 ADC Platform programs compared to the research and development expenses for pH Pharma Ltd as a whole. These allocated costs were primarily related to corporate administrative expenses, non-research and development employee related costs, including salaries and other benefits, for corporate and shared employees, and other expenses for shared assets for the following functional groups: information technology, legal, accounting and finance, human resources, facilities, and other corporate and infrastructural services. These allocated costs were primarily recorded as research and development expenses and general and administrative expenses in the statements of operations and comprehensive loss.

The following table provides selected financial information for the Company:

	Year Ended December 31,		Change
	2021	2020	Amount
Revenues	$528,309	$—	$528,309
Operating expenses
Research and development	7,124,077	10,400,570	(3,276,493)
General and administrative	2,469,762	2,938,111	(468,349)

Total operating expenses	9,593,839	13,338,681	(3,744,842)

Loss from operations	(9,065,530)	(13,338,681)	4,273,151
Other income (expense), net	855,021	(2,487)	857,508

Loss before income tax expense	$(8,210,509)	$(13,341,168)	$5,130,659

Revenue

Our revenue has historically been generated through grants from government organizations. The total revenue for government grants was $528,309 and $0, respectively, for the years ended December 31, 2021 and 2020.

Research and Development Expense

The following table summarizes our research and development expenses:

	Year Ended December 31,
	2021	2020
Third-party direct project expenses
PHP-303	$1,063,702	$1,903,014
PH-1 ADC Platform	1,134,817	1,289,348
General program expenses and other pre-clinical programs	891,493	1,870,021

Total third-party direct project expenses	3,090,012	5,062,383
Other research and development costs
Personnel costs	2,555,631	3,701,118
Facilities and other costs	1,478,434	1,637,069

Total other research and development costs	4,034,065	5,338,187

Total research and development costs	$7,124,077	$10,400,570

Research and development expense decreased by $3.3 million during the year ended December 31, 2021 compared to the prior year. The decrease was primarily due to decreases in direct project expenses related to the PHP-303 program of $839,000, the PH-1 ADC Platform of $155,000 and other general and pre-clinical programs of $979,000 as a result of delays in our ongoing and planned research activities due to the COVID-19 pandemic. In addition, there was a decrease in personnel costs of $1.1 million driven by a reduction of staff during 2021. We reduced our average headcount from 33 to 21 employees primarily as a result of scaling back our clinical activities as a result of the COVID-19 pandemic.

General and Administrative Expense

General and administrative expense decreased by $468,000 during the year ended December 31, 2021 compared to the prior year. The decrease was primarily driven by a decrease in personnel costs of $538,000 driven by a reduction of staff during 2021. We reduced our average headcount from 12 to 9 employees primarily as a result of scaling back operating activities as a result of the COVID-19 pandemic.

Other Income (Expense), Net

Other income (expense), net increased by $858,000 during the year ended December 31, 2021 compared to the prior year. The increase was primarily due to a $866,332 gain on extinguishment of debt related to our PPP loans plus accrued interest.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from our operations. Our net loss was $6.3 million for the nine months ended September 30, 2022 and $8.3 million and $13.3 million for the years ended December 31, 2021 and 2020, respectively. In May 2022, we entered into an agreement with a certain investor in which the investor purchased an aggregate of 63,856 shares of Peak Bio common stock for aggregate gross proceeds of approximately $1.2 million. From July through September 2022, we received proceeds from loans in the amount of $1.75 million from several lenders. Our primary uses of cash to date have been to fund our research and development activities, business planning, establishing and maintaining our intellectual property portfolio, capital investments related to the Palo Alto, California office and laboratory facility and providing general and administrative support for our operations.

Funding Requirements

We expect to incur losses from operations for the foreseeable future primarily due to research and development expenses, including expenses related to conducting research activities, pre-clinical expenses and clinical trials. Our future capital requirements will depend on a number of factors, including:

•	the scope, progress, results and costs of our clinical trials, including but not limited to PHP-303 and our PH-1 ADC Platform;

•	the cost of manufacturing drug supply for our clinical and preclinical studies;

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the future results of on-going preclinical research and subsequent clinical trials for treatments for oncology, genetic disease, liver disease, inflammation, and other pipeline candidates we may identify from time to time, including our ability to obtain regulatory approvals;

•	any changes in regulatory standards relating to the review of our product candidates; and our ability to timely obtain such required regulatory approvals;

•	the number and development requirements of other product candidates that we pursue;

•	the emergence of competing technologies and other adverse market developments;

•	our ability, and the ability of our third-party manufacturers, to manufacture or supply sufficient quantities of clinical products;

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the costs of future commercialization activities, if any, including establishing sales, marketing, manufacturing and distribution capabilities, for any of our product candidates for which we receive marketing approval;

•	our ability to achieve the degree of market acceptance necessary for future commercial success of our product candidates for which we receive marketing approval, if any;

•	the costs of preparing, filing, and prosecuting patent applications and maintaining, enforcing, and defending intellectual property-related claims;

•	the impact of litigation that may be brought against us or of litigation that we may pursue against others;

•	the extent to which we acquire or invest in businesses, products, and technologies;

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our ability to successfully integrate acquired products and technologies into our business, including the possibility that the expected benefits of the transactions will not be fully realized by us or may take longer to realize than expected;

•	our ability to establish and maintain collaborations, partnerships or other similar arrangements and to obtain or satisfy any milestone, royalty, or other payments from any such collaborations;

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the extent to which our business could be adversely impacted by the effects of COVID-19 outbreak, including due to actions by us, governments, suppliers or other third parties to control the spread of COVID-19, or by other health epidemics or pandemics; and

•	the costs of operating as a public company.

We have not been capitalized with sufficient funding to conduct our operations. We have no available cash or credit facilities. We are dependent upon pH Pharma and its affiliates to provide services and funding to support our operations until, at least, such time as external financing is completed. We expect to incur significant expenses and operating losses for the foreseeable future as we continue our efforts to identify product candidates and seek regulatory approvals within our gene therapy portfolio.

Additional financing will be needed to fund our ongoing activities. We may raise this additional funding through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions and funding under government contracts. We may be unable to raise additional funds or enter into such other arrangements or arrangement when needed on favorable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate certain of our research and development programs. There can be no assurances that other sources of financing would be available or that pH Pharma Ltd will continue to financially support our operations. Due to these uncertainties, there is substantial doubt about our ability to continue as a going concern.

Our future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing; (ii) the success of our research and development programs; (iii) the development of competitive therapies by other biotechnology and pharmaceutical companies, (iv) our ability to attract and retain key employees, (v) our ability to manage growth of the organization; (vi) our ability to protect our proprietary technology; and ultimately (vii) regulatory approval and market acceptance of our product candidates.

Cash Flows Discussion

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2022	2021
Net cash used in operating activities	$(3,786,504)	$(7,017,268)
Net cash used in investing activities	(128,454)	(7,540)
Net cash provided by financing activities	4,175,505	7,101,473

Net increase in cash, cash equivalents and restricted cash	$260,547	$76,665

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(8,864,224)	$(11,644,564)
Net cash used in investing activities	(9,880)	(341,320)
Net cash provided by financing activities	8,385,001	12,658,130

Net (decrease) increase in cash, cash equivalents and restricted cash	$(489,103)	$672,246

Operating Activities

During the nine months ended September 30, 2022, net cash used in operating activities was $3.8 million, due to our operating loss of $6.3 million, partially offset by non-cash items including amortization of right-of-use asset of $0.6 million, depreciation expense of $0.1 million, and share-based compensation of $0.4 million, as well as a decrease in working capital of $1.3 million.

During the nine months ended September 30, 2021, net cash used in operating activities was $7.0 million, due to our operating loss of $6.6 million, gain on extinguishment of debt of $0.4 million and an increase in working capital of $0.1 million, partially offset by non-cash items including depreciation expense of $0.1 million.

During the year ended December 31, 2021, net cash used in operating activities was $8.9 million, due to our operating loss of $8.3 million, a non-cash gain on extinguishment of debt of $0.9 million and an increase in working capital of $93,000, partially offset by depreciation expense of $0.2 million and share-based compensation of $4,890.

During the year ended December 31, 2020, net cash used in operating activities was $11.6 million, due to our operating loss of $13.3 million, partially offset by share-based compensation of $0.9 million, working capital of $0.5 million and depreciation expense of $0.2 million.

Investing Activities

During the nine months ended September 30, 2022 and 2021, net cash used in investing activities was $128,454 and $7,540, respectively, primarily due to capital expenditures for furniture and fixtures related to the office in South San Francisco, California.

During the year ended December 31, 2021, net cash used in investing activities was $9,880, primarily due to purchases of research equipment and leasehold improvements related to the Palo Alto, California office and laboratory facility.

During the year ended December 31, 2020, net cash used in investing activities was $0.3 million, primarily due to capital expenditures for furniture and fixtures and leasehold improvements related to the office in South San Francisco, California.

Financing Activities

During the nine months ended September 30, 2022 net cash provided by financing activities was driven by the net proceeds from pH Pharma Ltd of $1.3 million, proceeds from the issuance of long-term debt of $1.3 million, proceeds from a related party loan of $0.5 million and the issuance of common stock for $1.2 million.

During the nine months ended September 30, 2021, net cash provided by financing activities was driven by the net proceeds from pH Pharma Ltd of $5.1 million and a PPP loan of $0.5 million.

During the year ended December 31, 2021, net cash provided by financing activities was driven by the net proceeds from pH Pharma Ltd of $6.4 million, a related party loan of $1.5 million and a PPP loan of $0.5 million, which was forgiven during the year ended December 31, 2021.

During the year ended December 31, 2020, net cash provided by financing activities was driven by the net proceeds from pH Pharma Ltd of $12.3 million and a PPP loan of $0.4 million, which was forgiven during the year ended December 31, 2021.

Contractual Obligations and Commitments

In October 2021, we entered into a lease for laboratory and office facilities in Palo Alto, California that expires in March 2027 with a five-year renewal option and opened a secured letter of credit with a third-party financial institution in lieu of a security deposit for $177,000. Base rent for this sublease is approximately $89,000 monthly with annual escalations of 3%.

On March 1, 2022, we and pH Pharma Ltd entered into an administrative services and facilities agreement whereby pH Pharma Ltd will perform services, functions and responsibilities for us. Under the agreement, we will pay pH Pharma Ltd $100,000 per month through August 30, 2022 and $15,000 from September 1, 2022 through February 28, 2023 based on the estimated value of the level of service to be performed. Additionally, we will pay pH Pharma Ltd $3,000 per month in lease payments. At September 30, 2022 we recorded a liability to accrued expenses of $498,000 related to this agreement.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of September 30, 2022 and December 31, 2021 and 2020.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our carve-out consolidated financial statements included within this Form 8-K/A, which we have prepared in accordance with U.S. GAAP. The preparation of these carve-out consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the carve-out consolidated financial statements, as well as the reported expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following discussion represents our critical accounting policies.

Research and Development

We expect to continue to incur substantial research and development expenses as we continue to develop our product candidates. Research and development expense consists of:

•	internal costs associated with our research and clinical development activities;

•	fees owed to third-party contract research organizations in connection with preclinical, toxicology studies and clinical trials;

•	payments we make to contract manufacturers, investigative sites, and consultants in connection with clinical trials;

•	technology license costs;

•	manufacturing development costs;

•	personnel-related expenses, including salaries, benefits, travel, and related costs for the personnel involved in drug discovery and development;

•	activities relating to regulatory filings and the advancement of our product candidates through preclinical studies and clinical trials; and

•	facilities and other allocated expenses, which include direct and allocated expenses for rent, facility maintenance, as well as laboratory and other supplies.

We have multiple research and development projects ongoing at any one time. We utilize our internal resources, employees, and infrastructure across multiple projects. We record and maintain information regarding external, out-of-pocket research and development expenses on a project-specific basis.

We expense research and development costs as incurred, including payments made to date under our license agreements. We believe that significant investment in product development is a competitive necessity and plan to continue these investments in order to realize the potential of our product candidates. The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing, and costs of the efforts that will be necessary to complete the remainder of the development of our product candidates. As a result, we are not able to reasonably estimate the period, if any, in which material net cash inflows may commence from our product candidates. This uncertainty is due to the numerous risks and uncertainties associated with the conduct, duration, and cost of clinical trials, which vary significantly over the life of a project as a result of evolving events during clinical development, including:

•	the number of clinical sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that ultimately participate in the trials;

•	the results of our clinical trials; and

•	any mandate by the FDA or other regulatory authority to conduct clinical trials beyond those currently anticipated.

Our expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals, and the expense of filing, prosecuting, defending, and enforcing any patent claims or other intellectual property rights. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay, or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of the foregoing variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development, regulatory approval, and commercialization of that product candidate. For example, if the FDA or other regulatory authorities were to require us to conduct clinical trials beyond those which we currently anticipate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development. Drug development takes several years and millions of dollars in development costs.

Share-based Compensation

We recognize share-based compensation expense for grants under the pH Pharma Ltd stock option plan (the “Plan”), which provides for the granting of stock options to purchase common stock in pH Pharma Ltd to employees, directors, advisors, and consultants at a price to be determined by pH Pharma Ltd’ Board of Directors. The Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of pH Pharma Ltd’ business. Under the provisions of the Plan, stock option will generally have a term of 7 years. The Board of Directors of pH Pharma Ltd, or its committee, is responsible for determining the individuals to be granted stock options, the number of stock options each individual will receive, the stock option price per share, and the exercise period of each stock option. Stock options granted pursuant to the Plan generally vest on the second-year anniversary date of grant and may be exercised in whole or in part for 100% of the shares vested at any time after the date of grant.

The Spin-Off was completed on March 1, 2022, prior to the execution of the Business Combination Agreement with Ignyte Acquisition Corp (“Ignyte”), with holders of stock options in the Plan retaining 693,000 stock options in us and 77,000 in the spun-out company pH Pharma Co., Ltd. Since this allocation of stock options was administrative in nature, it did not result in any incremental stock-based compensation expense under modification accounting.

The Black-Scholes option pricing model is used when estimating the grant date fair value for stock-based awards. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was based on the historical volatility of a publicly traded set of peer companies of pH Pharma Ltd. The expected life was equal to the contractual life of the stock option. The risk-free interest rate is based on U.S. Treasury, zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

Determination of the Fair Value of Convertible Notes

We have elected the fair value option for the accounting for the convertible promissory notes issued in 2022. Fair value adjustments to the convertible notes are included in our other income (expenses).

•	The fair value of the initial closing of our convertible promissory notes in 2022 was determined to be equal to the proceeds of $1.25 million on issuance.

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The fair value of the convertible promissory notes as of September 30, 2022 was determined using a scenario-based valuation method based on the closing of the Business Combination Agreement. We assumed a 70%-75% probability of closing the Business Combination Agreement and 25%-30% probability of not closing at issuance of the convertible promissory notes. We assumed an 80% probability of closing the Business Combination Agreement and 20% probability of not closing at September 30, 2022.

Income Taxes

We had $42,000 and $109.0 million of federal and South Korea net operating loss carryforwards, respectively, as of December 31, 2021. Our carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. These carryforwards may generally be utilized in any future period but may be subject to limitations based upon changes in the ownership of our shares in a prior or future period. We have not quantified the amount of such limitations, if any. The Korean net operating losses are historical net operating losses generated in years prior to the carve-out financials.

Recently Issued Accounting Standards

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, Summary of Significant Accounting Policies, to our carve-out condensed consolidated financial statements and our audited carve-out consolidated financial statements appearing elsewhere in this Form 8-K/A.

Quantitative and Qualitative Disclosures about Market Risk

Inflation generally affects us by increasing our cost of labor and research and development contracts. We do not believe that inflation has had a material effect on our financial results during the periods presented.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

Qualitative and Quantitative Disclosures About Market Risk

Concentration of Credit Risk

We received 100% of our revenue through a grant from a government organization during the nine months ended September 30, 2022 and the year ended December 31, 2021. To date, no receivables have been written off.

Interest Rate Risk

As of September 30, 2022 and December 31, 2021 and 2020, we had a cash balance of $0.4 million, $0.2 million and $0.3 million, respectively, all of which were maintained in business checking accounts and money market accounts in the U.S. and South Korea. Our primary exposure to market risk is to interest income volatility, which is affected by changes in the general level of interest rates. As such rates are at a near record low, a 10% change in the market interest rates would not have a material effect on our business, financial condition or results of operations.

Foreign Currency Risk

We conduct our business in U.S. dollars and, thus, are not exposed to financial risks from exchange rate fluctuations between the U.S. dollar and other currencies.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus, or COVID-19, as a pandemic, which continues to spread throughout the U.S. and worldwide. As with many companies around the world, our day-to-day operations were disrupted with the imposition of work from home policies and requirements for physical distancing for any personnel present in our offices and laboratories. During the nine months ended September 30, 2022 and the year ended December 31, 2021, our operations were not significantly impacted by COVID-19, with the exception of research and development expense decreasing during the year ended December 31, 2021 in part due to delays in our ongoing and planned research activities due to COVID-19. Research and development expense during the year ended December 31, 2021 also decreased in part as we reduced our average headcount from 33 to 21 employees primarily as a result of scaling back our clinical activities as a result of COVID-

19. The pandemic has also disrupted our sales and marketing activities as shelter-in-place orders, quarantines, travel restrictions and other public health safety measures have impacted our ability to interact with our existing and potential partners for our solutions. There is significant uncertainty as to the trajectory of the pandemic and its impacts on our business in the future. We could be materially and adversely affected by the risks, or the public perception of the risks, related to the COVID-19 pandemic or similar public health crises. Such crises could adversely impact our ability to conduct on-site laboratory activities, expand our laboratory facilities, secure critical supplies such as reagents, laboratory tools or immunized animals required for discovery research activities, and hire and retain key personnel. The ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will be affected. We remain focused on maintaining our operations, liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from the COVID-19 pandemic.

JOBS Act Accounting Election

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:

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being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Form 8-K/A;

•	not being required to comply with the auditor attestation requirements on the effectiveness of our internal controls over financial reporting;

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not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation arrangements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the completion of this offering occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.235 billion, or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this Form 8-K/A and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.